Exhibit 99.1

PRA Group Announces Changes to Board of Directors

NORFOLK, Va., Jan. 2, 2018 - PRA Group (Nasdaq: PRAA), a global leader in acquiring and collecting nonperforming loans, announced today that Marjorie (Marge) Connelly was appointed to the Company’s Board of Directors effective January 1, 2018.

Connelly was previously a member of the PRA Group Board and has almost 30 years of experience in financial services. Most recently, Connelly was the Chief Operating Officer for Convergys Corporation, a publicly traded, global leader in customer management.  Prior to joining Convergys in November 2014, Connelly served as the Interim President of Longwood University from 2012 to 2013 and spent two years from 2009 to 2011 as the Global Chief Operating Officer at Barclaycard where she was responsible for the operations and technology support of the consumer and commercial credit card, merchant acquiring and point of sale finance businesses.  In addition to serving as the Chief Operating Officer of Wachovia Securities from 2006 to 2008, Connelly spent 12 years at Capital One Financial Services in roles of increasing responsibility, including Executive Vice President, Head of Infrastructure for U.S. credit card operations and interim Chief Information Officer.  Connelly earned a Bachelor of Arts in Political Science from the University of Delaware and has completed the Advanced Management Program at Harvard Business School.

“We welcome Marge back to our Board. We are fortunate to have her knowledge and operating experience from not only global card issuers, but also customer management.  As PRA continues to focus on improving the customer journey and being a trusted and preferred partner to global sellers of nonperforming loans, Marge’s experience will be invaluable,” said Steve Fredrickson, Chairman of the Board.

Separately, after more than twenty years of service, David Roberts has announced his retirement from the PRA Group Board, effective December 31, 2017.  Roberts is Head of Strategy for Angelo, Gordon & Co. and President, CEO, and Chairman of the Board of the publicly traded AG Mortgage Investment Trust, Inc.

Roberts has served as Chair of the Compensation Committee since 2003 and as a member of the Nominating and Corporate Governance Committee from 2003 to 2016 and the Strategy Committee since 2016. He also served as the Lead Director.

 “We thank David for the immeasurable contributions he has made to PRA Group and are grateful for his leadership and guidance from the Company’s earliest days.  He was instrumental in helping to build PRA Group into the global company it is today and we will continue to benefit from the contributions he has made for years to come,” said Steve Fredrickson, Chairman of the Board.

About PRA Group
As a global leader in acquiring and collecting nonperforming loans, PRA Group returns capital to banks and other creditors to help expand financial services for consumers in the Americas and Europe. With more than 4,500 employees worldwide, PRA Group companies collaborate with customers to help them resolve their debt. For more information, please visit www.pragroup.com.

Investor Contact:
Darby Schoenfeld
Vice President, Investor Relations
(757) 431-7913
Darby.Schoenfeld@PRAGroup.com

News Media Contact:
Nancy Porter
Vice President, Corporate Marketing
(757) 431-7950
Nancy.Porter@PRAGroup.com